Exhibit 4.2.1

THIS SECURITY IS A BOOK-ENTRY SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

CAMPBELL SOUP COMPANY

FLOATING RATE NOTES DUE 2020

No. R-1	U.S.$ 500,000,000
CUSIP No. 134429 BB4
ISIN No. US134429BB48

CAMPBELL SOUP COMPANY, a corporation duly organized and existing under the laws of New Jersey (herein called the "Company", which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS (U.S. $500,000,000)  on March 16, 2020 or any earlier date of redemption fixed in accordance with the terms of this Security as to the principal repayable on such date.

(a) The Securities of this series shall bear interest at a floating rate per annum equal to the three-month U.S. dollar London Interbank Offered Rate ("LIBOR"), determined as provided in this Section (a), plus the Spread, payable quarterly in arrears on March 16, June 16, September 16 and December 16 of each calendar year (each a "Floating Rate Interest Payment Date"), commencing on June 16, 2018, subject to the Business Day Convention, and until the outstanding principal amount of this Security is fully repaid or duly provided for as set forth in the Indenture.  Interest payable on any Floating Rate Interest Payment Date, the Floating Rate Final Maturity Date or, if applicable, the Special Redemption Date shall be the amount accrued from, and including, the immediately preceding Floating Rate Interest Payment Date in respect of which interest has been paid or duly provided for as set forth in the Indenture (or from and including the original issue date of the Securities of this series, if no interest has been paid or duly provided for as set forth in the Indenture with respect to the Securities of this series) to, but excluding, such Floating Rate Interest Payment Date, Floating Rate Final Maturity Date, or Special Redemption Date, as the case may be. If the Floating Rate Final Maturity Date or, if applicable, the Special Redemption Date is not a New York Business Day, the payment of principal and interest shall be made on the next following New York Business Day, and no further interest shall accrue in respect of the delay in such payment. This Security shall cease to bear interest upon, and no interest shall be payable in respect of, the earlier of the Floating Rate Final Maturity Date and, if applicable, the Special Redemption Date, unless the Company defaults in making payment in full of all amounts due on any such date, in which case this Security will continue to bear interest (before as well as after judgment) until whichever is the earlier of (i) the day on which all sums due in respect of this Security up to that day are received by or on behalf of the relevant Holder of this Security and (ii) any Special Redemption Date provided that funds sufficient to pay the Special Redemption Price of all Securities of this series on such Special Redemption Date have been deposited with the Paying Agent on or before such Special Redemption Date (except to the extent that there is any subsequent default in payment).

(b) The interest rate for the Floating Rate Initial Interest Period shall be 2.645%.  The interest rate for each Floating Rate Interest Period subsequent to the Floating Rate Initial Interest Period shall be the three-month U.S. dollar LIBOR, as determined on the applicable Floating Rate Interest Determination Date by the Calculation Agent pursuant to Section (e) hereof, plus the Spread. The interest rate for this Security will be reset quarterly on each Floating Rate Interest Reset Date.

(c) The amount of interest for each day that the Securities of this series are outstanding (the "Daily Interest Amount") shall be calculated by the Calculation Agent by dividing the interest rate (expressed as a percentage per annum) in effect during the applicable Floating Rate Interest Period or the Floating Rate Initial Interest Period, as applicable, by 360 and multiplying the result by the outstanding principal amount of such Securities. The amount of interest to be paid on the Securities of this series for any applicable period shall be calculated by the Calculation Agent by adding the Daily Interest Amounts for each day in such period.

(d) Interest on this Security shall be payable to the Holder in whose name such Security (or one or more Predecessor Securities) is registered at the close of business on the fifteenth calendar day prior to the applicable Floating Rate Interest Payment Date, whether or not such day is a New York Business Day, each a Regular Record Date with respect to this Security. Interest due on the Special Redemption Date, if applicable (whether or not a Floating Rate Interest Payment Date), shall be paid to the Holder to whom principal of such Security is payable on such Special Redemption Date.

(e) The Calculation Agent shall determine the three-month U.S. dollar LIBOR in accordance with the following provisions: with respect to any Floating Rate Interest Determination Date, the three-month U.S. dollar LIBOR shall be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such Floating Rate Interest Determination Date. If the three-month U.S. dollar LIBOR does not appear on the Designated LIBOR Page, the three-month U.S. dollar LIBOR in respect of such Floating Rate Interest Determination Date shall be determined as follows: the Company shall request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Company, to provide the Company with its offered quotation for deposits in U.S. dollars for the period of three months commencing on the applicable Floating Rate Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Floating Rate Interest Determination Date and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time. If at least two quotations are provided, then the three-month U.S. dollar LIBOR on such Floating Rate Interest Determination Date shall be the arithmetic mean of such quotations. If fewer than two such quotations are provided, then the three-month U.S. dollar LIBOR on such Floating Rate Interest Determination Date shall be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Floating Rate Interest Determination Date by three major banks in New York City selected by the Company for loans in U.S. dollars to leading European banks, having a three month maturity and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks selected by the Company are not providing quotations in the manner described by this sentence, the three-month U.S. dollar LIBOR determined as of such Floating Rate Interest Determination Date shall be the three-month U.S. dollar LIBOR in effect prior to such Floating Rate Interest Determination Date.

(f) Each calculation of the interest rate on the Securities by the Calculation Agent shall (in the absence of manifest error) be final and binding on the Holders of the Securities and the Company.  All final percentages resulting from the completion of any calculation of any interest rate for the Securities shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all U.S. dollar amounts shall be rounded to the nearest cent, with one-half cent being rounded upward.

(g) Upon the request of any Holder of Securities, the Calculation Agent shall provide to such Holder the interest rate then in effect and, if determined, the interest rate that shall become effective on the next Floating Rate Interest Reset Date.

(h) Notwithstanding anything herein to the contrary, the interest rate on the Securities shall not exceed the maximum rate permitted by New York law, as the same may be modified by U.S. law of general application.

Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for as set forth in the Indenture will forthwith cease to be payable to the Holder of record on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of principal of (and premium, if any) and interest on this Security may be made at the office or agency of the Company maintained for that purpose in New York, New York.

The Company may from time to time, without the consent of the Holders thereof, increase the principal amount of the Securities of this series by issuing additional Securities of this series on the same terms and conditions as this Security, except for any differences in the issue price and interest accrued prior to the issue date of the additional Securities, and with the same CUSIP numbers as this Security; provided that if any additional Securities of this series subsequently issued are not fungible with any Securities of this series previously issued for U.S. federal income tax purposes, such additional Securities will have a separate CUSIP number. The Securities of this series and any additional Securities issued on the same terms and conditions shall rank equally and ratably and shall be treated as a single series for all purposes under the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

"Business Day Convention" means if any Floating Rate Interest Payment Date (other than the Floating Rate Final Maturity Date or, if applicable, the Special Redemption Date) is not a New York Business Day, then such Floating Rate Interest Payment Date shall be postponed to the next succeeding New York Business Day unless that New York Business Day is in the next succeeding calendar month, in which case the Floating Rate Interest Payment Date shall be the immediately preceding New York Business Day. If any such Floating Rate Interest Payment Date (other than the Floating Rate Final Maturity Date or, if applicable, the Special Redemption Date) is postponed or brought forward as described in the preceding sentence, the interest amount shall be adjusted accordingly and the Holder shall be entitled to more or less interest, respectively.

"Calculation Agent" means Wells Fargo Bank, National Association, or any other successor appointed from time to time by the Company acting as calculation agent in respect of the Securities.

"Designated LIBOR Page" means (1) the Reuters screen "LIBOR01" or such other page as may replace the Reuters screen "LIBOR01" on that service or (2) if, on any Floating Rate Interest Determination Date, the three-month U.S. dollar LIBOR does not appear or is not available on such date on the designated Reuters screen described in clause (1) of this definition, the Bloomberg L.P. page "BBAM" or such other page as may replace Bloomberg L.P. page "BBAM" on that service.

"Floating Rate Final Maturity Date" means the date upon which the principal amount of the Securities shall be due and payable in full, which shall be March 16, 2020.

"Floating Rate Initial Interest Period" means the period beginning on, and including, March 16, 2018 and ending on, but not including, the earlier of the first Floating Rate Interest Payment Date or, if applicable, the Special Redemption Date.

"Floating Rate Interest Determination Date" means, for each Floating Rate Interest Reset Date, the second London Business Day preceding such Floating Rate Interest Reset Date.

"Floating Rate Interest Payment Date" shall have the meaning given to such term in Section (a) hereof.

"Floating Rate Interest Period" means the period beginning on, and including a Floating Rate Interest Payment Date and ending on, but not including, the following Floating Rate Interest Payment Date, except that (i) the first Floating Rate Interest Period shall be the Floating Rate Initial Interest Period, and (ii) the final Floating Rate Interest Period shall be the period beginning on, and including, the Floating Rate Interest Payment Date immediately preceding the Floating Rate Final Maturity Date or the Special Redemption Date (if such Special Redemption Date occurs subsequent to the first Floating Rate Interest Payment Date) in respect of such Securities, as applicable, and ending on, but not including, the Floating Rate Final Maturity Date or such Special Redemption Date in respect of such Securities, as the case may be.

"Floating Rate Interest Reset Date" means, for each Floating Rate Interest Period other than the Floating Rate Initial Interest Period, the first day of such Floating Rate Interest Period.

"LIBOR" has the meaning given to such term in Section (a) hereof.

"London Business Day" means any day which is not a Saturday, Sunday, or a day on which commercial banking institutions are authorized or obligated by law, regulation or executive order to be closed in London.

 "Spread" means 50 basis points (0.50%).

Special Mandatory Redemption

(a) If, for any reason, the Company's proposed acquisition of Snyder's-Lance, Inc. (the "Snyder's-Lance Acquisition") is not consummated on or prior to the Special Redemption Deadline or, if prior to the Special Redemption Deadline, the Merger Agreement is terminated in accordance with its terms, the Company shall redeem all of the Securities of this series on the Special Redemption Date at the Special Redemption Price.

(b) Section 11.02 of the Indenture shall not apply in connection with a Special Redemption pursuant to the foregoing paragraph (a). The Special Redemption Notice shall be mailed, with a copy to the Trustee, promptly within five New York Business Days after the occurrence of the event triggering such Special Redemption to each Holder of Securities of this series at such Holder's registered address.  At the Company's request, the Special Redemption Notice may be given by the Trustee in the name and at the expense of the Company.

(c) If funds sufficient to pay the Special Redemption Price of all of the Securities of this series to be redeemed on the Special Redemption Date are deposited with a Paying Agent or the Trustee on or before such Special Redemption Date, on and after such Special Redemption Date, the Securities shall cease to bear interest and, other than the right to receive the Special Redemption Price, all rights under such Securities shall terminate.

(d) Notwithstanding anything to the contrary, the Merger Agreement may be amended and the form of the Snyder's-Lance Acquisition may be modified at any time, in each case, without the consent of any Holder of the Securities.

 "Merger Agreement" means the Agreement and Plan of Merger dated December 18, 2017 by and among Campbell Soup Company, Twist Merger Sub, Inc., and Snyder's-Lance, Inc., as may be amended from time to time.

"New York Business Day" means any day which is not a Saturday, Sunday, or a day on which commercial banking institutions are authorized or obligated by law, regulation or executive order to be closed in New York City.

"Snyder's-Lance Acquisition" has the meaning given to such term in the section "—Special Mandatory Redemption" above.

"Special Redemption" means any redemption of the Securities of this series pursuant to the provisions set forth under in the section "—Special Mandatory Redemption" above.

"Special Redemption Deadline" means September 18, 2018, if and only if the Snyder's-Lance Acquisition has not been completed on or before such date.

"Special Redemption Date" means the 30th New York Business Day following the delivery of the Special Redemption Notice.

"Special Redemption Notice" means a notice to Holders of Securities that such Securities shall be redeemed and specifying the Special Redemption Date and such other information as required, to the extent applicable, by Section 11.04 of the Indenture.

"Special Redemption Price" means a price equal to 101% of the aggregate principal amount of the Securities, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but excluding the Special Redemption Date.

Change of Control

Upon the occurrence of a Change of Control Triggering Event with respect to the Securities of this series, each Holder of such Securities will have the right to require the Company to purchase all or a portion of such Holder's Securities of this series pursuant to the offer described below (the "Change of Control Offer"), at a purchase price in cash (the "Change of Control Payment") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, provided that any payment of interest becoming due on or prior to the Change of Control Payment Date shall be payable to the Holders of such Securities registered as such on the relevant Regular Record Date.

Within 30 days following the date upon which the Change of Control Triggering Event occurs, or at the Company's option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each Holder of such Securities, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer and describe the Change of Control Triggering Event. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Upon the Change of Control Payment Date, the Company will, to the extent lawful:

(i)	accept for payment all Securities of this series or portions of such Securities properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all such Securities or portions of such Securities properly tendered; and

(iii)
deliver, or cause to be delivered, to the Trustee the Securities of this series properly accepted together with an Officers' Certificate, stating the aggregate principal amount of such Securities or portions of such Securities being purchased.

The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Securities of this series or portions thereof properly tendered and not withdrawn under its offer.

"Capital Stock", as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

"Change of Control" means the occurrence of any of the following:

(1) the sale, conveyance, transfer or lease of the Company's properties and assets substantially as an entirety (other than by way of merger or consolidation) to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries;

(2) the first day on which a majority of the members of the Company's Board of Directors are not Continuing Directors; or

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Company's Voting Stock, measured by voting power rather than number of shares;

provided, that the consummation of any such transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company's Voting Stock immediately prior to such transaction or (y) no "person" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

"Change of Control Triggering Event" means (1) the ratings on the Securities of this series are downgraded by each of the Ratings Agencies during the 60-day period (the "Trigger Period") commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or the Company's intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings on the Securities of this series are under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (2) the Securities of this series are rated below an Investment Grade rating by each of the Ratings Agencies on any date during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Ratings Agency does not publicly announce or confirm or inform the Trustee in writing at the Company's request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

"Continuing Directors" means, as of any date of determination, any member of the Company's Board of Directors who (1) was a member of such Board of Directors on March 16, 2018; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company's proxy statement in which such member was named as a nominee for election as a director).

"Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), or an equivalent Investment Grade rating from any replacement Ratings Agency appointed by the Company.

"Moody's" means Moody's Investors Service, Inc. and its successors.

"Ratings Agency" means each of Moody's and S&P; provided, that if either of Moody's or S&P ceases to rate the Securities of this series or fails to make a rating of the Securities of this series publicly available for reasons outside of the Company's control, the Company may appoint a replacement for such Ratings Agency that is a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act with respect to the Securities of this series.

"S&P" means S&P Global Ratings and its successors.

"Voting Stock" means Capital Stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power upon the occurrence of any contingency).

The Company will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the offer to purchase the Securities of this series as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Securities of this series, the Company will comply with those securities laws and regulations and will not be deemed to have breached the Company's obligations under the Change of Control Offer provisions of the Securities of this series by virtue of any such conflict.

Unless the Company Defaults in the Change of Control Payment, on and after the Change of Control Payment Date, interest will cease to accrue on the Securities of this series or portions of the Securities of this series tendered for purchase pursuant to the Change of Control Offer.

The Company's failure to offer to purchase all outstanding Securities of this series as and when required by the terms hereof or to purchase all validly tendered Securities as and when required by the terms hereof will constitute an additional Event of Default with respect to such Securities under Section 5.01(g) of the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: March 16, 2018

CAMPBELL SOUP COMPANY

By:
Name:
Title:

By:
Name:
Title:

Attest:

Name:
Title:

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within mentioned Indenture.

Dated: March 16, 2018

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE OF SECURITY]

This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under an indenture, dated as of March 19, 2015 (the "Indenture"), between the Company and Wells Fargo Bank, National Association, a national banking association, as trustee (the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Securities of this series may be the subject of a special redemption (as further described in the Indenture and on the face hereof). Except for such special redemption, there is no mandatory redemption applicable to the Securities of this series. There is no optional redemption applicable to the Securities of this series.

The Securities of this series are not entitled to the benefit of, or subject to, any sinking fund.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company's obligations in respect of the payment of the principal of and interest, if any, on the Securities of this series shall terminate.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee, with, except in specified cases, the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding (with each series voting as a separate class in certain cases specified in the Indenture, or with all series voting as one class, in certain other cases specified in the Indenture), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notification of such consent or waiver is made upon this Security.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceedings within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or interest on this Security on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on such Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

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The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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